Form N-SAR
Registrant:     Franklin Templeton  Variable  Insurance
Products Trust
          Period ended June 30, 2008

Item 77
Sub-Item 77D (g)

At  a meeting of the board of trustees of Franklin Templeton
Variable Insurance Products Trust ("FTVIPT") duly held on February 25, 2008, the following resolutions were unanimously adopted:

     RESOLVED,  that the Franklin  Global  Real
     Estate Securities Fund's be, and it hereby is, authorized to begin short sales of securities, limited to 10% of its total assets; and

     FURTHER  RESOLVED, that the  current  non-
     fundamental  investment  policy   of   the
     Franklin   Income  Securities  Fund,   the
     Franklin  Large Cap Value Securities  Fund
     and   the   Franklin   Small   Cap   Value
     Securities   Fund   pertaining   to    the
     investment limit in foreign securities be changed to increase such limit to 25% of total assets; and

     FURTHER  RESOLVED  that  the  officers  of
     FTVIPT  be,  and each of them  hereby  is,
     authorized  and directed to take  any  and
     all  actions appropriate to carry out  the
     intent and accomplish the purposes of  the
     foregoing   resolutions,   including   the
     filing of amendments or supplements to the FTVIPT registration statement with the
     SEC.